SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                              Hollywood Media Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    436233100
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                November 12, 2007
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

      |_| RULE 13d-1(b)
      |X| RULE 13d-1(c)
      |_| RULE 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 436233100                                                  Page 2 of 9
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1)    Name Of Reporting Person
      Shannon River Fund Management Co LLC
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2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a) |_|
      (b) |X| Reporting Person is affiliated with other persons.
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3) SEC Use Only
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4) Citizenship or Place of Organization: Delaware
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NUMBER OF SHARES        5)    Sole Voting Power:
                              1,353,996 Shares (1)
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6)    Shared Voting Power:

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              1,353,996 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power:

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person:
      1,353,996 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      4% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Shannon River Fund Management Co LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P, Shannon River Partners II, L.P. and Doonbeg Fund, LP. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 436233100                                                  Page 3 of 9
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1)    Name Of Reporting Person
      Shannon River Global Management LLC
--------------------------------------------------------------------------------
2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a) |_|
      (b) |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization:
      Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5)    Sole Voting Power:
                              574,919 Shares (1)
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6)    Shared Voting Power:

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              574,919 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power:

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person:
      574,919 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      1.7% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Shannon River Global Management LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners LTD. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 436233100                                                  Page 4 of 9
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1)    Name of Reporting Person
      Shannon River Partners, LP
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X| Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)    SEC USE ONLY
--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization:
      Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5)    Sole Voting Power:
                              347,084 Shares (1)
BENEFICIALLY OWNED BY   --------------------------------------------------------
EACH REPORTING          6)    Shared Voting Power

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              347,084 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person:
      347,084 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      1 % of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------
(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                  Page 5 of 9
--------------------------------------------------------------------------------
1)    Name of Reporting Person
      Shannon River Partners II, LP
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X| Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)    SEC USE ONLY
--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization:
      Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5)    Sole Voting Power:
                              934,676 Shares (1)
BENEFICIALLY OWNED BY   --------------------------------------------------------
EACH REPORTING          6)    Shared Voting Power

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              934,676 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person:
      934,676 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      2.8 % of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------
(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                  Page 6 of 9
--------------------------------------------------------------------------------
1)    Name of Reporting Person
      Doonbeg Fund, LP
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X| Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)    SEC USE ONLY
--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization:
      New York
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NUMBER OF SHARES        5)    Sole Voting Power:
                              72,236 Shares (1)
BENEFICIALLY OWNED BY   --------------------------------------------------------
EACH REPORTING          6)    Shared Voting Power

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              72,236 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person:
      72,236 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      0.2 % of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------
(1) Doonbeg Fund, LP directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                  Page 7 of 9
--------------------------------------------------------------------------------
1)    Name and of Reporting Person
      Shannon River Partners, LTD
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |X| Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)    SEC USE ONLY
--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization:
      New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5)    Sole Voting Power:
                              574,919 Shares (1)
BENEFICIALLY OWNED BY   --------------------------------------------------------
EACH REPORTING          6)    Shared Voting Power

PERSON WITH             --------------------------------------------------------
                        7)    Sole Dispositive Power:
                              574,919 Shares (1)
                        --------------------------------------------------------
                        8)    Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person:
      574,919 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      1.7 % of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)
      OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Shannon River Partners LTD directly beneficially owns these shares of Common Stock.

ITEM 1(a). Name of Issuer:

      Hollywood Media Corp.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

      2255 Glades Road, Suite 221A, Boca Raton, Florida 33431

ITEM 2(a). Names of Persons Filing:

      Shannon River Fund Management Co LLC ("SRFM")
      Shannon River Global Management LLC ("SRGM")
      Shannon River Partners, LP ("SRP")
      Shannon River Partners II, LP ("SRP II")
      Doonbeg Fund, LP ("DF")
      Shannon River Partners LTD ("SRP LTD")

ITEM 2(b). Address of Principal Business Office Or, If None, Residence:

      800 Third Avenue, 30th Floor, New York, New York 10022

ITEM 2(c). Citizenship:

      SRFM and SRGM are Delaware Limited Liability Companies
      SRP, SRP II and DF are Delaware Limited Partnerships
      SRP LTD is a Cayman Islands Exempted Limited Liability Company

ITEM 2(d). Title of Class of Securities:

      Common Stock, $.01 Par Value Per Share

ITEM 2(e). CUSIP Number:

      436233100

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is:

      None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4. Ownership:

(a)   Amount beneficially owned by all reporting persons: 1,928,915 Shares
(b)   Percent of class: 5.7% of Common Stock
(c)   Number of shares as to which the reporting persons have:
      (i)   sole power to vote or to direct the vote: 1,928,915 Shares
      (ii)  shared power to vote or to direct the vote
      (iii) sole power to dispose or to direct the disposition: 1,928,915 Shares
      (iv)  shared power to dispose or to direct the disposition

ITEM 5. Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6. Ownership of more than five percent on behalf of another person.

      Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

      Not applicable.

ITEM 8. Identification and classification of members of the group.

      None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in
      Item 2 hereof.

ITEM 9. Notice of dissolution of group.

      Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 26, 2007


                                       SHANNON RIVER FUND MANAGEMENT CO LLC

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member


                                       SHANNON RIVER GLOBAL MANAGEMENT LLC

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member


                                       SHANNON RIVER PARTNERS, L.P.

                                       By: Shannon River Fund Management Co LLC,
                                            General Partner

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member


                                       SHANNON RIVER PARTNERS II, L.P.

                                       By: Shannon River Fund Management Co LLC,
                                            General Partner

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member


                                       DOONBEG FUND, LP

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member


                                       SHANNON RIVER PARTNERS LTD

                                       By: Shannon River Global Management LLC
                                            General Partner

                                       By: /s/ Spencer Waxman
                                           -------------------------------------
                                           Spencer Waxman, Managing Member

                                                                       Exhibit 1

                            AGREEMENT OF JOINT FILING

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $0.01 par value per share, of Hollywood Media Corp., a Florida corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.


Dated: November 26, 2007               SHANNON RIVER FUND MANAGEMENT CO LLC

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member


Dated: November 26, 2007               SHANNON RIVER GLOBAL MANAGEMENT LLC

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member


Dated: November 26, 2007               SHANNON RIVER PARTNERS, L.P.
                                       By: Shannon River Fund Management Co LLC,
                                           General Partner

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member


Dated: November 26, 2007               SHANNON RIVER PARTNERS II, L.P.
                                       By: Shannon River Fund Management Co LLC,
                                           General Partner

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member


Dated: November 26, 2007               DOONBEG FUND, LP

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member


Dated: November 26, 2007               SHANNON RIVER PARTNERS LTD
                                       By: Shannon River Global Management, LLC,
                                           General Partner

                                             By: /s/ Spencer Waxman
                                                 -------------------------------
                                             Name: Spencer Waxman
                                             Title: Managing Member